EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Comverge Announces Pricing of Underwritten Offering of Common Stock

East Hanover, NJ - November 19, 2009: Comverge, Inc. (Nasdaq:COMV), a leading provider of comprehensive smart grid, demand management, and energy efficiency solutions, announced today the pricing of an underwritten offering of 2.4 million shares of common stock at $10.50 per share. Comverge has also granted the underwriters the option to purchase up to 360,000 additional shares of common stock to cover over-allotments, if any.  Comverge intends to use the net proceeds from this offering of approximately $23.5 million (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) to repay outstanding indebtedness, finance the capital requirements of its current and future contracts, as well as research and development, and for other general corporate purposes.

RBC Capital Markets Corporation and Lazard Capital Markets LLC acted as joint book-running managers for the offering. Robert W. Baird & Co. Incorporated and Stephens Inc. acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The shares are being offered through Comverge’s effective shelf registration statement. You may obtain copies of the prospectus supplement and accompanying prospectus related to this offering free of charge by visiting the SEC’s website at www.sec.gov or from RBC Capital Markets Corporation, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, (212) 428-6670, or Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, NY 10020, Attention: Syndicate Department, 60th Floor, (212) 632-6717.

About Comverge
Comverge, with over 3,300 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost-effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

For Comverge Investors

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Comverge’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by Comverge from time to time with the SEC and included in the prospectus supplement and accompanying prospectus related to this offering. Comverge undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

For Additional Information

Dan Pfeffer                                          Kristin Mastrandrea
Investor Relations                              Media Relations
Comverge, Inc.                                    Comverge, Inc.
678-802-8302                                        973-434-7157
invest@comverge.com                       kmastrandrea@comverge.com